Exhibit 99.1

Le Bon Table Scores “Puck”

LAS VEGAS--(BUSINESS WIRE)--March 18, 2010--Le Bon Table Brand Foods Corp. (Pink Sheets: LBTF) in a late night emergency meeting of the shareholders, has appointed Peter “Puck” Pocklington, previous owner of the NHL Edmonton Oilers and five time Stanley Cup winner, as Director and Chairman of the Board. “We are totally thrilled that he has joined our team," says world renowned Chef Homer Lee Thomas, creator of the Le Bon Table Brand Foods Products. “You just have to know 'Puck' the way we know him. Everything he gets involved in turns to gold.”

Peter H. Pocklington made his fortune as the owner of one of the largest auto dealerships in Canada. By the mid-1970s, Pocklington amassed a conglomerate of food companies known as Gainers Foods, Canbra Foods, Palm Dairies, and other related food companies, eventually building a diverse business empire worth billions. Later on in the late 1970s, Pocklington acquired the Edmonton Oilers.

During their final year in the World Hockey Association, Pocklington, “Puck” as he is known in his Canadian homeland, purchased Wayne Gretzky from the Indianapolis Racers and later signed him to a long term contract. After the team moved to the National Hockey League, in which “Puck” was instrumental in making the move, the Oilers enjoyed a tremendous success, winning five Stanley Cups in a span of seven years.

In 1986, “Puck” made a move to bust the trade union and reduce the wages of his employees in Gainers. A strike ensued and after six months of haggling, the union agreed to his terms, but all too late. Gainers never recovered and was eventually placed into receivership.

Today, Pocklington finds himself embroiled in another battle, but this time in the U.S. In 2002, Pocklington moved to Palm Springs after divesting his holdings in Canada. He involved himself in charities and the arts, and dabbled at building another multi-million dollar empire, “Naturade.” He now finds himself in a legal battle with the courts, but is confident that things will work out just fine.

Le Bon Table Brand Foods Corp., a food, beverage and related products company, manufactures its highly acclaimed “au” Le Cadeau Natural Mountain Spring Water, Le Bon Table Gourmet Dinner Entrees, and the Green Bag of cargo Containers... The Le Bon Table Brand Foods ZCAC Transport Container. “You can't grow a company without money and the savvy to make the right acquisitions,” states Pocklington. Today, Peter Pocklington's first move as Chairman of LBTF was to enter into an agreement to acquire Tuky's, a flavored tequila manufacturer in Las Vegas.

Safe harbor statement: certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. www.lebontable.com

CONTACT:
Le Bon Table Brand Foods Corp.
Josh Ward
Director/ Corporate Development
(800) 458-3615 Toll Free Phone & Fax
www.lebontable.com